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                                                                    EXHIBIT 11.1

                        AMERICAN COIN MERCHANDISING, INC.
                        COMPUTATION OF PER SHARE EARNINGS


                                                            Three Months Ended
                                                                 March 31,
                                                             2001         2000
                                                          ----------   ----------
Net earnings ..........................................   $  240,000   $  240,000
                                                          ==========   ==========

Common shares outstanding at beginning of period ......    6,513,919    6,480,194

    Effect of shares issued during the period .........           86           82
                                                          ----------   ----------

Basic weighted average common shares ..................    6,514,005    6,480,276

Incremental shares from assumed conversions:

    Stock options .....................................       13,366          153
                                                          ----------   ----------

Diluted weighted average common shares ................    6,527,371    6,480,429
                                                          ==========   ==========

    Basic earnings per share ..........................   $     0.04   $     0.04

    Diluted earnings per share ........................   $     0.04   $     0.04




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